Exhibit 99.1

Zogenix Reports First Quarter 2012 Financial Results

Reiterates 2012 Financial Guidance

Conference Call and Webcast Today, May 14th, at 4:30 p.m. ET

SUMAVEL® DosePro® (sumatriptan injection) Highlights

•	Total revenues of $18.3 million achieved in the first quarter 2012

•	Net product revenue increased to $9.9 million in the first quarter 2012, up 32% over the first quarter 2011

•	Contract revenue of $8.5 million reflects final recognition of deferred revenue from conclusion of Astellas co-promotion

•	Increased total prescriptions to nearly 22,000 for the first quarter, up 50% over the first quarter 2011 and 3% over the fourth quarter 2011*

•	Maintained 39% refill rate for SUMAVEL DosePro*

•	Successfully completed transition of key primary care physician accounts from Astellas; Zogenix, now fully responsible for the brand, launching new campaign and Migraine Toolbox to those offices

Recent Highlights and Milestones

•

Submitted New Drug Application (NDA) for Zohydro™ (hydrocodone bitartrate) extended-release capsules on May 1, 2012, which, if approved, could be the first hydrocodone product to offer the benefit of less frequent dosing and the ability to treat patients with chronic pain without the risk of acetaminophen-related liver injury

•	Entered exclusive co-marketing arrangement with Battelle to advance DosePro out-licensing efforts

SAN DIEGO, Calif., May 14, 2012 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain, today reported financial results for the first quarter ended March 31, 2012.

Roger Hawley, chief executive officer of Zogenix, stated, “During the first quarter, we continued to achieve growth in SUMAVEL DosePro product sales and prescriptions. We also successfully executed our transition plan with Astellas, with our sales force now responsible for detailing the specialist and primary care segments as of April 1st. Our initial experience in the transition of primary care has been encouraging. We fully expect to capitalize on this market segment as we continue to actively engage with potential co-promotion partners.”

Stephen J. Farr, Ph.D., president and chief operating officer of Zogenix, said, “We made considerable progress on our research and development programs. On May 1st, we achieved the significant milestone of submitting our NDA for Zohydro to the FDA. The submission was in-line with our timing expectations and puts Zohydro on track to potentially gain approval in the first half of 2013. In addition, we are in final preparations for submitting our Investigational New Drug (IND) application for our second DosePro product candidate, ReldayTM, within the next 30 days. Furthermore, our efforts with Battelle to launch their DosePro marketing campaign this quarter are rapidly progressing, providing the opportunity to continue to enhance the value of Zogenix through new product partnerships and technology out-licensing agreements.”

First Quarter 2012 Financial Results

Total revenues for the first quarter 2012, which consist of net product revenue and contract revenue, were $18.3 million, up 103% from $9.0 million in the first quarter 2011. Net product revenue on sales of SUMAVEL DosePro for the first quarter 2012 was $9.9 million, up 32% from $7.5 million in the first quarter 2011. This increase was driven primarily by higher unit volume. Contract revenue for the first quarter 2012 was $8.5 million, reflecting the accelerated amortization of license and milestone payments received from Astellas based on the earlier termination date of the co-promotion agreement. This compares to contract revenue of $1.6 million in the first quarter of 2011. As a result of the termination of the co-promotion agreement with Astellas, no further contract revenue will be recognized related to this agreement.

Cost of sales for the first quarter 2012 was $5.1 million, compared to $4.9 million in the first quarter 2011. Product gross margin was 49% in the first quarter 2012, compared to 35% in the first quarter 2011. The improvement in gross margin was driven primarily by increased net product revenue for the quarter and a decrease in charges for underutilized capacity.

Royalty expense for the first quarter 2012 was $357,000, compared to $297,000 in the first quarter 2011, reflecting the impact of increased net product revenue.

Research and development expenses for the first quarter 2012 were $6.0 million, representing a 30% decrease from $8.5 million in the first quarter 2011. The decrease in research and development expenses was the result of lower clinical costs associated with the Company’s Phase 3 clinical trials, which were completed in 2011.

Selling, general and administrative expenses for the first quarter 2012 were $14.6 million, compared to $12.9 million in the first quarter 2011. The 14% increase in selling, general and administrative expenses was due primarily to expansion of the Zogenix sales force completed in the fourth quarter 2011, higher sampling costs, higher service fees to Astellas, and higher stock-based compensation charges.

Other expenses for the first quarter 2012 were $2.6 million, which included the cost of interest expense on our debt obligations with Oxford and Silicon Valley Bank, as well as royalty payments and non-cash mark-to-market adjustments for derivatives and warrant liabilities related to the Company’s July 2011 royalty financing and equity investment agreement with Cowen Healthcare Royalty Partners. The Company records interest expense on the Cowen debt obligation on an effective interest method at a rate in the mid-to-high teens, while actual quarterly royalty payments are made at a rate of 5% of net product revenues historically, increasing to 5.75% of net product revenues in April 2012.

Net loss for the first quarter 2012 was $10.3 million, or $0.16 per share, compared to a net loss of $19.0 million, or $0.56 per share, for the first quarter 2011.

The weighted average shares outstanding were 65,369,000 for the first quarter 2012.

Cash and cash equivalents as of March 31, 2012, were $39.8 million.

2012 Full Year Financial Guidance

The Company is reiterating its full year 2012 financial guidance and providing additional detail as follows:

•	Total revenue expected to be $45.5 - $48.5 million

•	Prescription growth expected to be 25% - 30% over 2011

•	Net product revenue expected to be $37 - $40 million

•	Product gross margin expected to increase to 46% - 50% from 37% for 2011

•	Research and development expenses expected to be $20 - $22 million

•	Second quarter expenses will include a $1.8 million NDA filing fee to the FDA and a $1.0 million milestone payment to Alkermes Pharma Ireland Ltd. related to the NDA submission for Zohydro

•	Selling, general and administrative expenses expected to decline to $48 - $50 million from $60.4 million in 2011 due to lower fees to Astellas

•	Second quarter expenses expected to be higher than subsequent quarters as a result of launching promotional activity in primary care physician offices

•	Net interest expense is expected to be approximately $10 million for 2012, half of which represents non-cash borrowing costs including amortization of debt discounts and debt acquisition costs

The Company’s 2012 financial guidance does not include the impact of a potential new co-promotion partner for SUMAVEL DosePro.

Conference Call and Web Cast

Zogenix will hold a conference call today, May 14, 2012 at 4:30 p.m. ET to discuss financial results and operational highlights for the first quarter March 31, 2012.

To participate, please dial (866) 831-6270 (U.S.) or (617) 213-8858 (International); participant passcode: 28848183. To access the live webcast please visit the Zogenix Investor Relations website at http://ir.zogenix.com.

A replay of the conference call will be available beginning May 14, 2012 at 6:30 p.m. ET (3:30 p.m. PT) until May 21, 2012, by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International); passcode: 80065039. A replay of the webcast will also be accessible on the Investor Relations website for one month, through June 14, 2012.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the Company’s commercial activities relating to SUMAVEL DosePro, prescription trends, the Company’s financial status and performance, including 2012 financial guidance, the Zohydro development program, the Relday development program and any comments the Company may make about its future plans or prospects in response to questions from participants on the conference call.

About Zogenix

Zogenix, Inc. (NASDAQ:ZGNX), with offices in San Diego and Emeryville, California, is a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain. Zogenix’s first commercial product, SUMAVEL® DosePro® (sumatriptan injection) Needle-free Delivery System, was launched in January 2010 for the acute treatment of migraine and cluster headache. Zogenix’s lead investigational product candidate, Zohydro™ (hydrocodone bitartrate), is a novel, oral, single-entity (without acetaminophen) extended-release formulation of hydrocodone intended for administration every 12 hours for around the clock management of moderate to severe chronic pain. Zogenix submitted an NDA to the FDA for Zohydro in May 2012. Zogenix’s second DosePro investigational product candidate, Relday™, is a proprietary, long-acting injectable formulation of risperidone for the treatment of schizophrenia.

For additional information, please visit www.zogenix.com.

Forward Looking Statements

Zogenix cautions you that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the expected sales growth of SUMAVEL DosePro; Zogenix’s ability to be successful in the primary care and specialist markets; any potential new co-promotion partner for SUMAVEL DosePro; the potential for Zohydro to be the first approved oral, single-entity extended-release formulation of hydrocodone; the timing of the IND for Relday; the timing of the launch of Battelle’s marketing campaign and the ability to successfully out-license the DosePro technology; and financial guidance for 2012. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Zogenix’s business, including, without limitation: the market potential for migraine treatments, and Zogenix’s ability to compete within that market; Zogenix’s ability to successfully execute its sales and marketing strategy for the commercialization of Sumavel DosePro, including as a result of the termination of its collaboration with Astellas; inadequate therapeutic efficacy or unexpected adverse side effects relating to SUMAVEL DosePro that could prevent its ongoing commercialization, or that could result in recalls or product liability claims; the impact of any inability to raise sufficient capital to fund ongoing operations; the ability of Zogenix to ensure adequate and continued supply of SUMAVEL DosePro to successfully meet anticipated market demand; the potential for Zohydro to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Zohydro or negative publicity concerning opioids in general to delay or prevent regulatory approval or commercialization; the potential for delays associated with any additional data required by the FDA to be submitted by Zogenix in support of the NDA; the ability of Zogenix and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its products and product candidates and the ability to operate its business without infringing the intellectual property rights of others; difficulties in identifying, negotiating and carrying out strategic transactions relating to the DosePro technology and obtaining regulatory approval for other DosePro products; the inherent risks of clinical development of Relday and Zogenix’s dependence on its collaboration with DURECT Corporation to develop Relday; and other risks described in Zogenix’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

*	Wolters Kluwer Pharma Solutions, Source® PHAST Prescription Monthly (Retail + Mail), January 2010 – March 2012

SUMAVEL ®, DosePro ®, ReldayTM and ZohydroTM are trademarks of Zogenix, Inc.

Zogenix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Revenues:
Net product revenue	$9,885	$7,477
Contract revenue	8,462	1,563

Total revenues	18,347	9,040
Operating expenses:
Cost of sales	5,062	4,875
Royalty expense	357	297
Research and development	5,964	8,524
Selling, general & administrative	14,649	12,901

Total operating expenses	26,032	26,597

Loss from operations	(7,685)	(17,557)
Total other income (expense)	(2,602)	(1,419)

Loss before income taxes	(10,287)	(18,976)

Income tax	(5)	(7)

Net loss	$(10,292)	$(18,983)

Net loss per share, basic and diluted	$(0.16)	$(0.56)

Weighted average shares outstanding, basic and diluted	65,369	33,973

Zogenix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$39,844	$56,525
Trade accounts receivable, net	4,943	4,913
Inventory, net	14,256	16,251
Prepaid expenses and other current assets	2,632	2,210

Total current assets	61,675	79,899
Property and equipment, net	14,308	14,590
Other assets	6,297	6,151

Total assets	$82,280	$100,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,245	$5,168
Accrued expenses	16,107	14,898
Revolving credit facility	5,108	5,081
Long-term debt, current portion	11,140	9,758
Deferred revenue	—	8,462

Total current liabilities	36,600	43,367
Long-term debt, less current portion	39,157	42,070
Other long-term liabilities	6,245	5,891
Stockholders’ equity
Common stock	65	65
Additional paid-in capital	292,510	291,252
Accumulated deficit	(292,297)	(282,005)

Total stockholders’ equity	278	9,312

Total liabilities and stockholders’ equity	$82,280	$100,640

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INVESTORS:

Zack Kubow | The Ruth Group

646.536.7020 | zkubow@theruthgroup.com

MEDIA:

Victoria Aguiar | The Ruth Group

646.536.7013 | vaguiar@theruthgroup.com